Exhibit 23.1
CONSENT OF EXPERT

United States Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

Re:           Circle Star Energy Corp. – Form 8-K/A

The undersigned hereby consents to the reference of LaRoche Petroleum Consultants, Ltd’s name included or incorporated by reference in the Current Report on Form 8-K/A being filed by Circle Star Energy Corp. with the United States Securities and Exchange Commission in connection with the report titled “Estimate of Reserves and Future Net Cash Flow to the Circle Star Energy Corporation Interest in Certain Properties Located in Various Counties, Texas as of July 31, 2011” and dated August 26, 2011 and prepared by William M. Kazmann and LaRoche Petroleum Consultants, Ltd.

LaRoche Petroleum Consultants, Ltd.

/s/ William M. Kazmann
By: William M. Kazmann
Title: Partner

Date: September 1, 2011